Exhibit 4.26

Vodafone International Holdings B.V.

Rivium Quadrant 173 - 177, 15th floor

2909 LC Capelle aan den IJssel

The Netherlands

Capelle aan den IJssel, 8 July 2005

Dear Sirs,

Euro 1 billion Revolving Credit Facility Agreement made on 2 June 2005 between Vodafone International Holdings B.V. (as Lender) and MobiFon Holdings B.V. (as Borrower), (the “Facility”)

We hereby notify you of the following change to the terms of the above Facility with effect from        8 July 2005:

‘1.           Definitions and Construction

“Commitment Termination Date” shall mean 2 June 2011.’

Pursuant to Clause 2 “Facility Amount” of the Facility, please be advised that we wish to cancel EUR 800,000,000 (eight hundred million euro) of the facility, resulting in a new “Facility amount” of EUR 200,000,000 (two hundred million euro).

Please signify your acceptance of these amendments by signing where indicated below.

/s/ Erik de Rijk	/s/ Michiel Heere
MobiFon Holdings B.V.	MobiFon Holdings B.V.
Erik de Rijk	Michiel Heere
Director	Director

/s/ Erik de Rijk	/s/ Michiel Heere
Vodafone International Holdings B.V.	Vodafone International Holdings B.V.
Erik de Rijk	Michiel Heere
Director	Director

MobiFon Holdings B.V.

Rivium Quadrant 173-177, 15th floor

2909 LC Capelle aan den IJssel, The Netherlands

Telephone: +31 10 498 7711, Facsimile: +31 10 498 7722

Registered at the Chamber of Commerce No.: 34 17 10 18